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                                                                   EXHIBIT 10.48


                            FIFTH AMENDMENT TO LEASE

        This FIFTH AMENDMENT TO LEASE ("Amendment") is entered into as of the 8th day of February, 1999 by and between NIPPON LANDIC (U.S.A.), INC., a Delaware Corporation ("Landlord") and AMYLIN PHARMACEUTICALS, INC. (formerly known as AMYLIN, INC.), a Delaware corporation ("Tenant").

                                    RECITALS

        A. Nexus/Gadco - UTC, a California joint venture, as Landlord, and Amylin, Inc., as Tenant, entered into that certain Lease dated as of January 2, 1989, as amended by that certain Amendment to Lease dated as of February 23, 1989, that certain Second Amendment to Lease dated as of July 29, 1991, that certain Third Amendment to Lease dated August 22, 1991, and that certain Fourth Amendment to Lease ("Fourth Amendment") dated February 26, 1997 (collectively, the "Lease"), of the certain premises located in the buildings commonly known as 9363, 9373, and 9393 Towne Centre Drive, San Diego, California, as more particularly described therein ("Demised Premises"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.

        B. Landlord is the successor in interest to the initial landlord identified in Recital A.

        C. Landlord and Tenant now desire to amend the Lease in order to, among other things, reduce the size of the Demised Premises. The parties further intend that the changes to the Lease set forth in this Amendment shall not be effective unless and until the "Effective Date" (defined in Section 13 below) shall have occurred.

                                    AGREEMENT

        NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

        1. Demised Premises. The Demised Premises are hereby reduced to include only approximately 6,366 square feet of Rentable Area on the east side of the first floor of the Building located at 9363 Towne Centre Drive and approximately 20,139 square feet of rentable area on the second floor of the Building located at 9373 Towne Centre Drive, as more particularly shown on Exhibit A-1 attached hereto and incorporated herein by this reference. Said Exhibit A-1 replaces the Exhibit A-1 previously attached to the Fourth Amendment.

        2.      Take Down Premises.

                Section 2 of the Fourth Amendment is hereby deleted in its entirety.

        3.      Basic Lease Provisions.

        The following sections of Article 2 of the Lease are hereby amended to read as follows:


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"Section 2.1.2: Designation of Tenant's Premises (Demised Premises): a portion of the second floor of 9373 Towne Centre Drive, and a portion of the ground floor of 9363 Towne Centre Drive.

Section 2.1.3(a): Initial Rentable Area:  Approximately 26,505 square feet.

Section 2.1.3(b): Initial Usable Area:  Approximately 24,179 square feet.

Section 2.1.4:    Initial Basic Annual Rent:  $619,789.32.

Section 2.1.5:    Initial Monthly Rental Installments:  $51,649.11.

Section 2.1.6:    Tenant's Pro Rata Share:  Approximately 18.88% of the Project.

Section 2.1.7(b): Term Expiration Date:  August 31, 2004."

        4.      Possession and Rent for 9393 Towne Centre Drive.

        Section 5 of the Fourth Amendment is hereby deleted in its entirety.

        5.      Improvement Allowance.

                (a) Section 6 of the Fourth Amendment is hereby deleted in its entirety. Landlord will provide Tenant an allowance for improvements equal to $25,000 to reimburse Tenant for the cost of refurbishing the Demised Premises. Tenant acknowledges that Landlord has previously delivered to Tenant the sum of $250,000.00 as reimbursement for amounts paid by Tenant to Cytel Corporation, a Delaware corporation ("Cytel") pursuant to Section 5.5 of that certain Sublease Agreement entered into as of June 1, 1998 between Cytel and Tenant ("Cytel Sublease Agreement").

                (b) The general contractor selected by Tenant for improvement work and plans for such work must be approved by Landlord in writing, which approval shall not be unreasonably withheld, prior to commencement of any work. Upon completion, Tenant shall provide Landlord with a copy of "as-built" drawings.

                (c) Landlord shall disburse such improvement allowance to Tenant within thirty (30) days after completion and/or satisfaction of all of the following: (i) the improvements for which Tenant seeks reimbursement shall have been completed in accordance with Tenant's approved plans and specifications, (ii) Tenant shall provide Landlord with invoices for such improvements, and (iii) Tenant shall provide Landlord with mechanics lien releases from the general contractor and all subcontractors involved in the construction of such improvements. Tenant acknowledges and agrees that the improvement allowance described in this Section 5 represents Landlord's total commitment in connection with funding any improvements or alterations to the Demised Premises.

        6. CPI Adjustments. Section 6.1 of the Lease is amended and restated to read in full as follows: "The Basic Annual Rent for the Demised Premises will be


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increased annually throughout the term of the Lease by four percent (4.0%) per year, compounded, commencing April 1, 1999 and adjusting on April 1st of each succeeding year during the term.

        7. Parking. Section 12 of the Fourth Amendment is hereby deleted in its entirety. Landlord shall provide Tenant with the number of parking spaces corresponding to a parking ratio of three and one-half spaces per one thousand square feet (3.5:1,000) of Useable Area (less parking spaces used by Tenant for equipment rooms or other non-parking purposes), at no charge for the duration of the term. In addition, Landlord shall provide Tenant with a total of two (2) reserved spaces in the garage, and three (3) reserved visitor spaces on the parking deck for the term of the Lease at no additional charge.

        8. Utilities. To the extent that any portion of the Demised Premises is not separately metered for utilities, Tenant will pay its pro rata share of such shared utilities based on the ratio of (a) the Useable Area of the portion of the Demised Premises subject to such master meter, to (b) the useable area of the total square footage serviced by such master meter, or such other method as deemed appropriate by Landlord.

        9.      Additional Payment to Landlord. [Intentionally Omitted]

        10.     Rights of First Refusal; Right of First Offer.

                (a) Tenant shall no longer have any rights of first refusal on leasing additional space within the Project. All references to any such rights contained in the Lease are hereby deleted in their entirety.

                (b) Landlord hereby grants to Tenant a right of first offer to lease a portion of the Demised Premises located in the 9363 Towne Centre Drive Building, as more particularly described in Exhibit "B" attached hereto and made a part hereof ("First Right Space"), subject to the following terms and conditions: (1) Landlord shall, prior to offering such First Right Space to any other person or entity, deliver to Tenant a notice (a "First Right Availability Notice") describing the material business terms under which Landlord intends to market such space. Landlord may deliver the First Right Availability Notice to Tenant at any time within the last one hundred twenty days prior to the Term Expiration Date (or the expiration of the Term following exercise of any applicable extensions thereto). Tenant's right of first offer is expressly conditioned upon Tenant's physical occupancy of the First Right Space on the date of delivery of the First Right Availability Notice from Landlord to Tenant ("Delivery Date").

                        (2) If Tenant shall deliver to Landlord a notice (a "Tenant's Interest Notice") that it desires to engage in negotiations with Landlord regarding the leasing of such First Right Space within ten (10) business days after receipt of the First Right Availability Notice and Tenant is in fact physically occupying the First Right Space on the Delivery Date, then for fifteen (15) days (the "Negotiation Period") after Tenant so notifies Landlord, Landlord shall negotiate exclusively with Tenant to enter into a lease (or a lease amendment, at Landlord's election) under which Landlord would lease such First Right Space to Tenant; provided, however, that neither Tenant nor Landlord shall have any obligation to agree to any provision or term with respect to such lease or lease amendment.

                        (3) If Tenant does not timely deliver to Landlord a Tenant's Interest Notice in response to a First Right Availability Notice in accordance with this Section


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10(b), or if an agreement for the leasing of such First Right Space is not executed and delivered by Landlord and Tenant within the Negotiation Period, time being of the essence, then (i) Tenant shall have waived and relinquished its rights under this Section 10(b) with respect to the First Right Space, and
(ii) Landlord may, at any time after the expiration of the Negotiation Period, offer, show, market and lease such First Right Space at such rental rates and upon such terms as Landlord in its sole discretion may desire.

                        (4) Notwithstanding any provision of this Section 10(b) to the contrary, Tenant shall have no right to give a Tenant's Interest Notice on any date on which Tenant is in default under this Lease beyond any applicable grace, notice and cure period. At any time when Tenant is so in default under this Lease, Landlord may cancel a Tenant's Interest Notice by notice to Tenant, and on and after the date of such notice to Tenant, Tenant shall have no rights, and Landlord shall have no obligations, under this Section 10(b) with respect to the First Right Space for which Tenant gave such Tenant's Interest Notice.

        11. Options to Extend. Section 39.1 of the Lease, as amended by the Fourth Amendment, is hereby deleted in its entirety.

        12.     Landlord's Work.

                (a) Landlord shall make the improvements set forth in Exhibit "C" attached hereto and made a part hereof ("Landlord's Work").

                (b) Tenant hereby acknowledges and agrees that Landlord may, after giving Tenant at least twenty-four (24) hours prior telephonic notice, enter onto the Demised Premises at any time (including without limitation during Tenant's normal business hours) following the execution of this Amendment to install the Landlord's Work. Tenant hereby waives any and all rights, defenses and claims for damages which may result from annoyance, inconvenience or interruption (other than interruption which makes Tenant's operation upon the Demised Premises unreasonably difficult) of Tenant's business while Landlord's Work is ongoing.

        13. Effectiveness of Amendment. This Amendment and the Lease modifications contained herein shall be effective on the date (the "Effective Date") upon which all of the following conditions precedent shall have occurred:
(i) Landlord shall have entered into a new lease with Cytel covering the "Take Down Premises" (defined in Section 2 of the Fourth Amendment) on terms satisfactory to Landlord in the exercise of its sole and absolute discretion,
(ii) Landlord shall enter into a new lease with Orincon Corporation covering approximately 2,959 rentable square feet on the first floor of the 9363 Towne Centre Drive building on terms satisfactory to Landlord in the exercise of its sole and absolute discretion, (iii) Landlord shall have received from Tenant a cashier's check in the amount of $85,677.70, representing the security deposit ("Cytel Deposit") paid by Cytel to Tenant pursuant to the Cytel Sublease Agreement, (iv) Tenant and Cytel shall have terminated the Cytel Sublease Agreement, and (v) Tenant has vacated the portion of the 9373 Building to be given back to Landlord, all of Tenant's personal property has been removed from such space (except for items of equipment and furniture which Tenant is permitted to leave within such space pursuant to that certain Limited License for Temporary Use of Unleased Space to be executed by Landlord and Tenant substantially concurrently herewith), and such space has been left in broom clean condition. Landlord shall furnish


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Tenant with the first page and the signature page of the new lease with Cytel upon mutual execution thereof, prior to Tenant's delivery to Landlord of the Cytel Deposit.

        14. Effective Date. Until the Effective Date shall have occurred (i.e., all conditions precedent set forth in Section 13 above shall have been satisfied), Tenant shall continue to pay Monthly Rental and Additional Rent and shall observe and perform all other terms contained in the Lease, all as though this Amendment was never executed. In the event that all conditions precedent set forth in Section 13 have not been satisfied by 5:00 PM on March 31, 1999, Landlord may at any time thereafter terminate this Amendment by delivering written notice of termination to Tenant.

        15. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

        16. Effect. Except as specifically amended herein, the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:                                            TENANT:

NIPPON LANDIC (U.S.A.), INC.,           AMYLIN PHARMACEUTICALS, INC.,
a Delaware corporation                  a Delaware corporation


By:  /s/ Mitsuhiko Hashimoto            By: /s/ Nancy K. Dahl
     ---------------------------------      ----------------------------------
     Mitsuhiko Hashimoto
     General Manager                    Its: Vice President and General Counsel
                                             ---------------------------------


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                                   EXHIBIT A-1

                                DEMISED PREMISES


                        [Floorplan of demised premises]


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                                    EXHIBIT B

                        DESCRIPTION OF FIRST RIGHT SPACE


                        [Floorplan of First Right Space]


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                                    EXHIBIT C

                         DESCRIPTION OF LANDLORD'S WORK


9363 Towne Centre Drive

1) Add one wall on the first floor to separate the hallways indicated as rooms #127 and #139.

2) Lock and remove handle at door that currently joins the rooms indicated as #133 and #134.


9373 Towne Centre Drive

1) Add wall at base of interior stairwell that links second floor and first floor lab areas.

2)      Place metal panel over dumbwaiter opening on first floor.


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